Exhibit 99.1

News Release

Release Date:	Monday, December 17, 2012

Release Time:	Immediate

Contact:	Eric E. Stickels, Executive Vice President & CFO

Phone:	(315) 366-3702

Oneida Financial Corp. Expands Insurance Agency Operations

Oneida, NY, December 17, 2012 - Oneida Financial Corp. (Nasdaq: ONFC) (the “Company”), the parent company of Oneida Savings Bank, announced today that the Bank executed a definitive purchase agreement to acquire McMahon, Fenaroli and White, Inc., an insurance agency operating in Schenectady, New York and doing business as Schenectady Insuring Agency (“SIA”).

Oneida Financial Corp. currently conducts insurance and risk management service activities through Bailey & Haskell Associates, Inc., an insurance agency that operates as a wholly owned subsidiary of The Oneida Savings Bank. The insurance subsidiary does business as the Bailey Haskell & LaLonde Agency (“BHL””) with New York offices in Oneida, North Syracuse, Cazenovia, Chittenango, New Hartford, Buffalo and Malverne, and a South Carolina office in Fort Mill. McMahon, Fenaroli and White, Inc. will be merged into BHL on December 31, 2012, the effective date of the acquisition, and will continue to operate from their Schenectady, New York offices.

John E. Haskell, Chief Executive Officer of Bailey & Haskell Associates, Inc. stated, “The expansion of our insurance operations into New York’s Capital District will enable BHL to better serve our customers, complement our current market areas and continue the growth of our insurance brokerage presence throughout New York.” John Fenaroli, President of McMahon, Fenaroli and White, Inc. stated, “The added depth of insurance professionals and the broad range of products and markets available through the Bailey Haskell & LaLonde agency will significantly enhance our ability to assist local customers.” Haskell added, “All of the employees of SIA will continue to work with their existing clients as employees of BHL and begin introducing new relationships to Oneida Financial Corp.’s team of banking, insurance and financial services professionals.”

Oneida Financial Corp. reported total assets at September 30, 2012 of $676.6 million and stockholders’ equity of $90.5 million. The Company’s wholly owned subsidiaries include The Oneida Savings Bank, a New York State chartered FDIC insured stock savings bank; State Bank of Chittenango, a state chartered limited-purpose commercial bank; Bailey, Haskell & LaLonde Agency, an insurance and financial services company; Benefit Consulting Group, an employee benefits consulting and retirement plan administration firm; and Workplace Health Solutions, a risk management company specializing in workplace injury claims management. Oneida Savings Bank was established in 1866 and operates eleven full-service banking offices in Madison and Oneida counties.